Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is by and between Basic Energy Services, Inc. (the “Company”) and Thomas Monroe Patterson (the “Individual”).

RECITALS

WHEREAS, the Individual has been employed by the Company as its President and Chief Executive Officer.

WHEREAS, the Company and the Individual previously entered into that certain Amended and Restated Employment Agreement dated as of May 1, 2013 as amended by that certain Amendment to Amended and Restated Employment Agreement between the parties dated as of October 24, 2016, that certain Amendment to Employment Agreement between the parties dated as of January 1, 2019 and that certain Amendment to Employment Agreement between the parties dated as of August 2, 2019 (together, the “Employment Agreement”).

WHEREAS, the Company and the Individual have mutually agreed to terminate the Individual’s employment with the Company effective as of the Separation Date (as defined below).

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual undertakings, promises, and agreements concerning the termination of the Individual’s employment with the Company and payments and benefits to the Individual upon or by reason of such termination.

NOW THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy, and sufficiency of which is acknowledged, the parties knowingly and voluntarily agree to the following terms:

TERMS

1.
Separation Date; Effect of Separation; Definition of Affiliate. Unless terminated earlier in accordance with paragraph 2 below, the Individual’s employment with the Company shall terminate by mutual agreement of the parties effective as of the earlier of (a) January 31, 2020 or (b) such earlier date chosen by the Board of Directors of the Company (the “Board”) in its sole discretion. The final day of the Individual’s employment with the Company shall be referred to as the “Separation Date” for purposes of this Agreement. The parties agree that this Agreement shall constitute the Notice of Termination required under Section 7 of the Employment Agreement and that no additional notice of the termination of the Individual’s employment with the Company on the Separation Date shall be required under the Employment Agreement or otherwise. Effective as of the Separation Date, the parties agree that the Individual shall voluntarily resign, and does hereby voluntarily resign, from all corporate, board, and other offices and positions if any, he held with the Company and its affiliates and their employee benefit plans. For purposes of this Agreement, “affiliate” means, with respect to the Company, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. As of the Separation Date, the Individual shall also experience a “separation

Exhibit 10.1

from service” from the Company and its affiliates within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended (“Section 409A”).

2.	Duties and Responsibilities During and After Transition Period.

a.
Transition Period. During the period between August 31, 2019 and the Separation Date (the “Transition Period”), the Individual shall continue to perform his customary duties, responsibilities, and authorities under the Employment Agreement and cooperate fully and completely with the Company and the Board, at their request, in all matters in which they request assistance, including without limitation in all matters relating to the performance and transition of his duties, responsibilities, and authorities for the Company and its affiliates. This obligation includes but is not limited to the Individual promptly responding to telephone calls, e-mails, text messages, and other communications from the Board, the Company, and its employees and meeting with the Board and employees of the Company at reasonable times upon their request, and promptly providing any reasonably requested assistance and performing any reasonably requested duties to the best of his ability. At any time during the Transition Period, upon request by the Board, the Individual shall resign as President and Chief Executive Officer of the Company and shall assume such other position with the Company as requested by the Board to provide services to the Company related to his former duties, responsibilities, and authorities. The date of any such resignation shall be considered the “Step-Down Date” for purposes of this Agreement. In addition to the other conditions in this Agreement, the Company’s obligation to provide the Severance Benefits (as defined below) to the Individual is subject to the conditions that, prior to the Separation Date, the Company not terminate the Individual’s employment for Cause (as defined in the Employment Agreement) and that, prior to the Separation Date, the Individual not voluntarily resign without Good Reason (as defined in the Employment Agreement). If prior to the Separation Date the Company terminates the Individual’s employment for Cause or the Individual resigns without Good Reason, then, notwithstanding any other provision of this Agreement, the Company shall have no obligation to provide the Individual with the Severance Benefits but all other provisions of this Agreement shall remain in full force and effect. The Company represents and warrants to the Individual that, as of the date it signs this Agreement, it has no intent to terminate the Individual’s employment for Cause. The Individual shall and hereby does waive any right or claim that he may have to assert that changes to the terms and conditions of his employment provided for by this Agreement, including without limitation the changes in this Agreement to his title, compensation, duties, responsibilities, and authorities, constitute Good Reason (either under the Employment Agreement or any Award Agreement) to terminate his employment with the Company. Notwithstanding any other provision of this Agreement, (i) the level of services that the Individual shall be required to provide to the Company during the Transition Period shall be no less than 25% of the average level of services he performed for the Company in the 36 months preceding the Effective Date and (ii) the Individual’s Base Salary (as defined in the Employment Agreement) following the Step-Down

Exhibit 10.1

Date shall be reduced and paid on a prorated basis depending on the level of services that the Individual actually provides to the Company following the Step-Down Date.

b.
Post-Termination Consulting Period. Following the Separation Date until December 31, 2021 (the “Consulting Period”), the Individual shall, as requested from time to time by the Company with advance notice, provide consulting services requested by the Company or the other Released Parties (as defined below) related to his former duties, responsibilities, and authorities for the Company and the other Released Parties, and to be available by e-mail (including from his personal e-mail account if necessary) or telephone to answer questions and provide advice and counsel in matters related to his former duties, responsibilities, and authorities for the Company and the other Released Parties. For all consulting services provided other than de minimis telephone, e-mail, or text communications of less than five minutes per day, the Individual shall be paid $346.63 per hour (the “Consulting Compensation”). If the Individual provides consulting services under this subparagraph during the Consulting Period, the Company shall reimburse him, upon submission of substantiating documentation, for necessary and reasonable out-of-pocket expenses incurred by him as a result of such services (not including attorneys’ fees). The Individual shall perform all consulting services during the Consulting Period as an independent contractor and not as an employee of the Company. The Individual shall not during the Consulting Period or thereafter represent in any manner, express or implied, that he is an employee, legal representative, partner, affiliate, or joint venture partner of the Company or any of the other Released Parties. This Agreement does not represent a continuing working relationship between the parties during the Consulting Period. Nothing in this Agreement shall be construed to confer upon the Individual during the Consulting Period any authority to bind, commit, or make warranties for the Company or any of the other Released Parties to any third party in any way without the express written consent of the Company, which consent shall set forth the specific purpose for which it is given. The Company shall provide such access to its information and property during the Consulting Period as may be reasonably required in order to permit the Individual to perform his consulting services under this Agreement. For the avoidance of doubt, the Individual shall not be entitled to any Consulting Compensation for any cooperation he provides pursuant to subparagraph 8(d) below. Notwithstanding any other provision of this Agreement, the level of consulting services that the Individual may be required to provide to the Company during the Consulting Period shall be no more than 20% of the average level of services he performed for Company in the 36 months preceding the Separation Date.

3.
Termination of Employment Agreement and Continuing Obligations; Length of Non-Solicitation and Non-Competition Restrictions; and Amendment of No-Recruitment Restriction. The Employment Agreement shall be terminated without further action of the parties as of the Separation Date. Accordingly, as of the Separation Date, the Company and its affiliates shall have no further liabilities, obligations, or duties to the Individual, and the Individual shall forfeit all remaining rights and benefits, under the Employment Agreement, except as provided in this Agreement. Notwithstanding the previous two sentences, the

Exhibit 10.1

post-termination rights and obligations of the parties which continue by their terms under the Employment Agreement, including without limitation under 9 (No Mitigation), 11 (Secret and Confidential Information), 12 (Duty to Return Company Documents and Property), 14 (Inventions and Other Works), 15 (Non-Solicitation Restrictions), 16 (Non-Competition Restrictions), 17 (No-Recruitment Restriction), 18 (Tolling), 19 (Reformation), 22 (Remedies), 23 (Withholdings; Right of Offset), 24 (Nonalienation), 25 (Incompetent or Minor Payees), 26 (Indemnification), 27 (Severability), 29 (Choice of Law), 30 (Arbitration), 31 (Binding Effect: Third Party Beneficiaries), 32 (Entire Agreement; Amendment and Termination), 33 (Survival of Certain Provisions), 34 (Waiver of Breach), and 35 (Successors and Assigns) of the Employment Agreement (together, the “Continuing Obligations”), shall continue in full force and effect according to their terms notwithstanding the termination of the Individual’s employment with the Company, the termination of the Employment Agreement, or the execution of this Agreement. The Individual acknowledges and agrees that he has fully complied with such Continuing Obligations at all times before he signs this Agreement and that he intends to, and shall, fully comply with such Continuing Obligations after he signs this Agreement. Finally, the parties agree that (a) the post-termination length of the non-solicitation restriction under Section 15 of the Employment Agreement and the Non-Competition restrictions under Section 16 of the Employment Agreement shall be 24 months following the earlier of the Step-Down Date or the Separation Date; (b) the geographic scope of the Non-Competition restrictions under Section 16 of the Employment Agreement shall hereby be amended and limited to any county within the United States where the Company or its affiliates are conducting any business or providing any services to any customers as of the Separation Date; and (c) Section 17 of the Employment shall hereby be deleted and replaced with the following amendment:

“No-Recruitment Restriction. Executive agrees that during the Employment Period, and for a period of two (2) years from the earlier of the Step-Down Date or the Separation Date (as such terms are defined in that certain Separation and Release Agreement between the parties), Executive will not, either directly or indirectly, or by acting in concert with others, hire any employee of the Company or an Affiliate or person who was an employee of the Company or an Affiliate within the preceding six months unless such employee’s employment was terminated by the Company without cause (as determined by the Company in its sole discretion), or solicit or influence or seek to solicit or influence, any employee of the Company or any Affiliate to terminate, reduce or otherwise adversely affect his or her employment with the Company or any Affiliate. Notwithstanding the restriction in the previous sentence, Executive may contact the Company if he is interested in hiring any person who is an employee of the Company or was an employee of the Company within the preceding six months to seek a waiver of such restriction and/or any restriction in the employee’s employment agreement, if any.”

In consideration of these amendments, the Individual shall and hereby does waive any right to (a) file any declaratory judgment or similar action seeking to declare unenforceable any of his obligations or covenants under Sections 14 (Inventions and Other Works), 15 (Non-

Exhibit 10.1

Solicitation Restrictions), 16 (Non-Competition Restrictions), 17 (No-Recruitment Restriction), 18 (Tolling), 19 (Reformation), or 22 (Remedies) of the Employment Agreement or challenge the validity of such obligations or covenants; or (b) otherwise contest the enforceability of any such obligations or covenants in any action or effort by the Company to enforce any such obligations or covenants against him.

4.
Final Pay and Benefits. In full accordance with Section 6(a) of the Employment Agreement, the Individual shall receive the payments and benefits which are summarized in the following table and below in accordance with the existing policies of the Company, pursuant to his employment with the Company and his participation in its employee benefit plans.

Form of Compensation	Amount	Payment Date
Base Salary
Before the Step-Down Date, $27,730.77 per pay period payable and, following the Step-Down Date, the amount of the prorated Base Salary provided for above per pay period payable through the Separation Date.
On the pay periods during the Transition Period, and then final payment on or within six days after the Separation Date.
Accrued Unused Paid Time Off (PTO)	$55,459.65 (estimated) payable through Separation Date.	On or within six days after the Separation Date.
2019 Performance Bonus	$240,000.00 payable for 2019 performance as of September 1, 2019. However, the Company shall recalculate the bonus on the earlier of (1) December 31, 2019 and (2) the Separation Date.
On or within six days after the Separation Date if the Separation Date is after December 31, 2019, but within 10 days following the six-month anniversary of the Separation Date if the Separation Date is before January 1, 2020.

Deferred Compensation	$567,886.98 (estimated) payable through Separation Date.	According to the Individual’s distribution election but not sooner than six months following the Separation Date.
Reimbursement of Attorneys’ Fees	Up to $20,000.00 for reasonable attorneys’ fees incurred in reviewing this Agreement.	Within 30 days after submission of appropriate substantiating documentation.

a.
Final Pay and Pay for Accrued Unused PTO. The Individual shall be entitled to payment equal to (i) his regular Base Salary (as defined in the Employment Agreement) through the Separation Date, and (ii) all accrued but unused Paid Time Off (PTO) as of the Separation Date. These payments are subject to applicable taxes and withholdings and shall be delivered to the Individual on or before six days following the Separation Date. The Bonus (as defined in the Employment Agreement) as of September 1, 2019 is $240,000.00, but shall be recalculated by the Company upon the earlier of (i) December 31, 2019 and (ii) the Separation Date,

Exhibit 10.1

and the recalculated amount shall be paid to the Individual on or before six days following the Separation Date if the Separation Date is after December 31, 2019, but within 10 days following the six-month anniversary of the Separation Date if the Separation Date is before January 1, 2020. Other than as provided in this paragraph and in paragraph 5 below, the Individual shall not receive any commissions, bonuses, or other forms or remuneration or compensation in connection with his employment with the Company or any other arrangement with the Company or its affiliates after the Separation Date.

b.
Vested Benefits under 401(k) Plan and Executive Deferred Compensation Plan. Following the Separation Date, the Individual shall receive distribution of his vested benefits under the Basic Energy Services 401(k) Plan (the “401(k) Plan”) in accordance with the terms of the 401(k) Plan or as otherwise required by applicable law. Following the Separation Date, the Individual shall receive distribution of his vested benefits under the Basic Energy Services, Inc. Executive Deferred Compensation Plan (the “EDC Plan”) in accordance with the terms of the EDC Plan or as otherwise required by applicable law. The Individual acknowledges and agrees that he will not participate in the EDC Plan with respect to the 2020 Plan Year.

c.
Right to Continue Certain Insurance Benefits. The Individual shall have the right to continue after the Separation Date his group health, dental, and vision insurance benefits, if any, for himself and his dependents, at his own expense (except as provided in paragraph 5 below) in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Individual should complete an insurance continuation election form, which will be furnished to him under separate cover, and timely return it if he wishes to apply to continue his insurance coverage under COBRA.

d.
Reimbursement of Business Expenses. The Individual shall be entitled to receive reimbursement of reasonable business expenses properly incurred by him in accordance with Company policy before the Separation Date. Any such reimbursement must be based on substantiating documentation provided by the Individual within 30 days after the Separation Date. Payment of any such reimbursement shall be made within 30 days of the Individual submitting the substantiating documentation.

e.
Reimbursement of Attorneys’ Fees. To assist the Individual in his review of this Agreement, the Company shall, within 30 days after submission of appropriate substantiating documentation (which shall be submitted within 30 days following the Separation Date), reimburse him for reasonable attorneys’ fees up to $20,000.00 incurred by him in consultations related to this Agreement.

f.
Equity Awards. The Individual acknowledges receiving the following equity incentive awards from the Company (the “Equity Awards”), which remain outstanding immediately prior to the Separation Date, subject to the terms and

Exhibit 10.1

conditions of the corresponding award agreements described below (together, the “Award Agreements”):

Equity Award	Shares Subject to Award	Vested/Unvested Shares (determined as of January 31, 2020)	Award Agreement
Timed-Based Stock Options (“TBSOs”)	100,368	100,368/0	Time-Based Stock Option Award Agreement effective as of December 23, 2016 (the “2016 TBSO Award Agreement”)
Performance-Based Stock Options (“PBSOs”)	100,368	66,845/33,523	Performance-Based Stock Option Award Agreement effective as of February 22, 2017 (the “2017 PBSO Award Agreement”)
Performance-Based Restricted Stock Units Performance-Based Restricted Stock Units (collectively “PBRSUs”)	250,920 44,615	167,280/83,640 0/44,615
Performance-Based Restricted Stock Unit Award Agreement effective as of February 22, 2017 (the “2017 PBRSU Award Agreement”)

Performance-Based Restricted Stock Unit Award Agreement effective as of February 8, 2018 (the “2018 PBRSU Award Agreement”)

Time-Based Restricted Stock Units (“TBRSUs”)	44,615	14,872/29,743	Time-Based Restricted Stock Unit Award Agreement effective as of February 8, 2018 (the “2018 TBRSU Award Agreement”)
Time Vesting Restricted Stock (“TVRS”)	115,905	0/115,905	Restricted Stock Award Agreement (Time Vesting) effective as of May 15, 2019 (the “2019 TVRS Award Agreement”)
Performance-Based Phantom Shares (“PBPSs”)	231,810	0/231,810	Performance-Based Phantom Share Award Agreement effective as of May 15, 2019 (the “2019 PBPS Award Agreement”)
Time-Based Phantom Shares (“TBPSs”)	115,905	0/115,905	Time-Based Phantom Share Award Agreement effective as of May 15, 2019 (the “2019 TBPS Award Agreement”)

The TBSOs, PBSOs, PBRSUs and TBRSUs are subject to the terms and conditions of the applicable Award Agreements and the Basic Energy Services, Inc. Management Incentive Plan adopted by the Company effective as of December 23, 2016 (the “MIP”). The PBPSs, TBPSs and TVRS are subject to the terms and conditions of the applicable Award Agreements and the Basic Energy Services, Inc. 2019 Long Term Incentive Plan adopted by the Company effective as of May 14, 2019 (the “LTIP”). The Individual acknowledges and agrees that, except as otherwise provided herein, his right to any part of the Equity Awards, whether vested or

Exhibit 10.1

unvested, shall continue to be governed by the applicable Award Agreements and the MIP or LTIP, as applicable.

The Individual acknowledges and agrees that as a result of his mutually agreed upon voluntary resignation all Equity Awards to the extent unvested immediately prior to the Separation Date shall be forfeited as of the Separation Date. The Individual acknowledges and agrees that all PBRSUs and TBRSUs which vested prior to the Separation Date have been settled in full. The Individual acknowledges and agrees that all PBSOs and TBSOs which vested prior to the Separation Date shall remain exercisable for 90 days following the Separation Date and then expire. Notwithstanding any provision of this Agreement or any Award Agreement to the contrary, the Individual acknowledges and agrees that no Equity Award will vest on or before the Separation Date to a greater extent than reflected in the above table.

By signing below, the Individual also acknowledges and agrees that he has no rights in any equity or equity-related interests in the Company or its affiliates other than the Equity Awards described above and any stock of the Company owned by the Individual as of the Separation Date either in his capacity as an investor of the Company or as a result of such stock being granted by the Company to him in connection with his employment and vested as of the Separation Date.

Finally, the parties acknowledge and agree that all of their post-termination rights and obligations which continue by their terms under the Award Agreements, including without limitation under Sections 8 (Restrictive Covenant) and 9 (Miscellaneous) of the 2019 PBPS Award Agreement; Sections 6 (Restrictive Covenant) and 7 (Miscellaneous) of the 2019 TBPS Award Agreement; Sections 8 (Restrictive Covenant) and 9 (Miscellaneous) of the 2018 PBRSU Award Agreement; Sections 6 (Restrictive Covenant) and 7 (Miscellaneous) of the 2018 TBRSU Award Agreement; Section 7 (Miscellaneous) of the 2017 PBRSU Award Agreement; Sections 6 (Period of Exercise), 7 (Exercise of Options), 8 (Payment for Shares), 9 (Adjustment to Options) and 10 (Miscellaneous Provisions) of the 2017 PBSO Award Agreement; and Sections 5 (Period of Exercise), 6 (Exercise of Options), 7 (Payment for Shares), 8 (Adjustment to Options) and 9 (Miscellaneous) of the 2016 TBSO Award Agreement, shall constitute part of the Continuing Obligations for purposes of this Agreement and therefore shall continue in full force and effect according to their terms notwithstanding the termination of the Individual’s employment with the Company, the termination of the Employment Agreement, or the execution of this Agreement.

5.
Severance Benefits. Conditioned on the Individual’s timely execution, return, and non-revocation of this Agreement; compliance with this Agreement’s terms and conditions; and timely execution, return, and non-revocation of the Renewal and Ratification of Release attached as Exhibit A to this Agreement (the “Ratification”), the Company shall provide the Individual with the severance benefits described in the following table and below (the “Severance Benefits”).

Exhibit 10.1

Form	Amount	Payment Date
Severance Payment	$1,442,000.00.	Within 10 days following the six-month anniversary of the Separation Date.
COBRA Reimbursements	$30,600.00 (estimated).
Monthly within 30 days after submission of monthly substantiating premium payment receipts; provided that reimbursements that would otherwise occur within six months following the Separation Date shall be paid within 10 days following the six-month anniversary of the Separation Date.

Additional Cash Payment	$200,000.00.	Within 10 days following the six-month anniversary of the Separation Date.

a.
Severance Payment. The Company shall pay the Individual an amount equal to $1,442,000.00, minus applicable taxes and withholdings, as a severance payment (the “Severance Payment”) in a lump sum within 10 days following the six-month anniversary of the Separation Date.

b.
Additional Cash Payment. The Company shall pay the Individual an amount equal to $200,000.00, minus applicable taxes and withholdings, as an additional cash payment in a lump sum within 10 days following the six-month anniversary of the Separation Date.

c.
COBRA Payments. The Company shall provide the Individual with after-tax reimbursement of 100% of the COBRA premiums for up to 18 months after the Separation Date or the date the Individual becomes eligible for group health insurance coverage under another employer’s group health insurance plan, whichever is sooner.

6.
Return of Property and Information. On or before the Separation Date, and at any time upon request by the Company, the Individual shall promptly return to the Company or the other Released Parties (as defined below) any and all items of its or their property, including without limitation keys, all Confidential Information (as defined in the Employment Agreement), badge/access card, computers, software, cellular telephones, iPhones, blackberries, other personal digital assistants, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, customer files, lists of suppliers and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which he has had possession of or control over during his employment and consulting relationship with the Company or its affiliates. By signing below, the Individual

Exhibit 10.1

hereby consents to permitting the Company or its designee to remove (either directly or via remote wiping) all Confidential Information (as defined in the Employment Agreement) and other property belonging to the Company and its affiliates from any electronic device owned or controlled by him. The Individual’s obligations under this paragraph supplement, rather than supplant, the Continuing Obligations. The Individual’s obligations under this paragraph shall not apply to, and the Individual may retain copies of, personnel, benefit, or payroll documents concerning only him. By signing below, the Individual represents and warrants that he has fully complied with his obligations under this paragraph before the Separation Date.

7.	Releases.

a.
Full and Final Release by Releasing Parties. The Individual, on behalf of himself and his spouse (if any), other family members, heirs, successors, and assigns (collectively, the “Releasing Parties”), hereby voluntarily, completely, and unconditionally to the maximum extent permitted by applicable law releases, acquits, waives, and forever discharges any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether known, unknown, vicarious, derivative, direct, or indirect (individually a “Claim” and collectively the “Claims”), that he or they, individually, collectively, or otherwise, may have or assert against the Released Parties (as defined below) as of the date the Individual signs this Agreement.

b.
Claims Included. This release includes without limitation any Claim arising out of or relating in any way to (i) the Individual’s employment or the termination of his employment with the Company or with the employment practices of any of the Released Parties; (ii) any federal, state, or local statutory or common law or constitutional provision that applies, or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of the Individual’s employment relationship with the Company, including but not limited to the Age Discrimination in Employment Act (“ADEA”); (iii) any contract, agreement, or arrangement between, concerning, or relating to the Individual and any of the Released Parties, and any termination of such contract, agreement, or arrangement, including without limitation any Claim to any payments or other compensation or benefits under the Employment Agreement not provided for in this Agreement; (iv) the forfeiture of any Equity Awards pursuant to the terms and conditions of the MIP, the LTIP and the applicable Award Agreement(s); or (v) any other alleged act, breach, conduct, negligence, gross negligence, or omission of any of the Released Parties.

c.
Claims Excluded. Notwithstanding any other provision of this Agreement, this release does not (i) waive or release any Claim for breach or enforcement of this Agreement or the Continuing Obligations; (ii) waive or release any right or Claim that may not be waived or released by applicable law; (iii) waive or release any right or Claim under the ADEA or otherwise that may arise after the date this Agreement is signed by the Individual unless and until the Individual executes and delivers the Ratification; (iv) prevent the Individual from pursuing any administrative Claim for

Exhibit 10.1

unemployment compensation or workers’ compensation benefits; or (v) waive or release any right or Claim the Individual may have for indemnification under applicable state or other law or the charter, articles of incorporation, or by-laws of the Company, or under any indemnification agreement between the Individual and the Company or insurance policy of the Company providing directors’ and officers’ coverage for any lawsuit or Claim relating to the period when the Individual was a director, officer, or employee of the Company; provided, however, that (i) the Individual’s execution of this Agreement is not a concession or guaranty that the Individual has any such right or Claim to indemnification, (ii) this Agreement does not create any additional rights to indemnification, and (iii) the Company retains any and all defenses it may have to such indemnification or coverage.

d.
Definition of Released Parties. The “Released Parties” include (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company; (iii) any past or present officer, director, or employee of the entities just described in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parents, subsidiaries, affiliates, owners, equity holders, members, managers, benefit plans, operating units, divisions, agents, representatives, officers, directors, partners, employees, fiduciaries, insurers, attorneys, successors, or assigns of the entities just described in (i)-(iii).

e.
Permitted Activities. Notwithstanding any other provision of this Agreement but subject to the Individual’s waiver in subparagraph 9(a) below, nothing in this Agreement is intended to, or does, preclude the Individual from (i) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), or any other federal, state, or local governmental agency, commission, or regulatory body; (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process; (iv) engaging in any concerted or other legally protected activities; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law.  Accordingly, the Individual understands that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Individual likewise understands that, if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the Company’s trade secret(s) to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal;

Exhibit 10.1

and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of the Company’s policies or agreements applicable to the Individual (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires him to provide any prior notice to the Company or obtain the Company’s prior approval before engaging in any such communications.

f.
Limited Release by the Company. The Company, on behalf of itself and its affiliates, hereby voluntarily, completely, and unconditionally to the maximum extent permitted by applicable law releases, acquits, waives, and forever discharges any and all Claims that it may have or assert against the Individual as of the date the Company signs this Agreement. Notwithstanding any other provision of this Agreement, the release in this subparagraph does not waive or release any Claim (i) for breach or enforcement of this Agreement; (ii) for failure to comply with the Continuing Obligations; (iii) relating to or arising from any fraud, illegal acts or omissions, intentional or willful misconduct, reckless misconduct, or gross negligence of the Individual; (iv) relating to or arising from Individual’s actions or omissions, which were not known by the Company’s Board (not including the Individual) as of the date the Company signs this Agreement. The Company represents and warrants to the Individual that, as of the date the Company signs this Agreement, it does not have any knowledge of any Claims against him arising from or relating to the acts and omissions just described in (i)-(iv).

g.
Renewal and Ratification of General Release. In further consideration of the mutual promises and undertakings in this Agreement and as a condition to the payment to the Individual of the Severance Benefits, the Individual shall sign the Ratification, which is incorporated here by reference, between the Separation Date and seven days after the Separation Date, not revoke the Ratification between the date he signs it and seven days thereafter, and immediately return a signed copy of the Ratification to the Chairman of the Board’s Nominating and Corporate Governance Committee. The Company shall provide the Ratification to the Individual to sign on or after the Separation Date.

8.	Non-Prosecution; Non-Disparagement; and Cooperation.

a.
Non-Prosecution. Except as requested by the Company, as permitted above or by applicable law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall not (i) assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys concerning (A) the employment, terms and conditions, or ending of the Individual’s or any other employee’s employment with the Company or the employment practices of its affiliates; or (B) the business or operations of the Company or its affiliates; or (ii) initiate or assist any other person in connection with

Exhibit 10.1

any investigation, inquiry, or any other action of any kind with respect to the employment practices, businesses, or operations of the Company or its affiliates.

b.
Non-Disparagement and Waiver of Related Rights. Except as requested by the Company, as permitted above or by law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall not before or after the Separation Date make to any other parties any statement, oral or written, which directly or indirectly impugns the quality or integrity of the Company’s or any of the other Released Parties’ business or employment practices, or any other disparaging or derogatory remarks about the Company or any of the other Released Parties, their officers, directors, equityholders, managerial personnel, or other employees. The Company shall ensure that its Board members as of the Effective Date do not make to any other party any statement (whether oral, written, electronic, anonymous, on the Internet, or otherwise), which directly or indirectly impugns the integrity of the Individual or any other disparaging or derogatory remarks about the Individual. The obligations in the preceding sentences shall not prohibit any truthful statements that are required by applicable law or valid legal process or prohibit the applicable individuals from making any statements to persons within or outside the Company with whom the Company or its affiliates has an actual or prospective business relationship and therefore have a business need to know of the information communicated in such statements. In executing this Agreement, the Individual and Company acknowledge and agree that they have knowingly, voluntarily, and intelligently waived any (i) free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any State Constitution) rights to disclose, communicate, or publish any statements prohibited by this subparagraph and (ii) right to file a motion to dismiss or pursue any other relief under the Texas Citizens Participation Act or similar state law in connection with any claim or cause of action filed against him or it by the other party to this Agreement arising from any alleged breach of this Agreement or the Continuing Obligations.

d.
Cooperation. The Individual shall cooperate fully and completely with the Company and any of the other Released Parties, at their request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving the Company or any of the other Released Parties. This obligation includes but is not limited to the Individual promptly meeting with counsel for the Company or the other Released Parties at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to the Individual. If the Individual provides cooperation under this subparagraph (including without limitation if the Individual appears as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of the Company or any of the other Released Parties), the Company shall reimburse him, upon submission of substantiating documentation, for necessary and reasonable out-of-pocket expenses

Exhibit 10.1

incurred by him as a result of such cooperation (not including attorneys’ fees unless such fees have been previously authorized in writing by the Company).

9.	Waiver of Certain Rights.

a.
Right to Relief Not Provided in this Agreement. The Individual waives any right to monetary recovery from the Company or the other Released Parties, whether sought directly by him or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any Claim on his behalf; and he shall not request or accept from the Company or the other Released Parties, as monetary compensation or monetary damages related to his employment or the termination of his employment with any of the Released Parties, anything of monetary value that is not provided for in this Agreement. Notwithstanding the previous sentence, this Agreement does not limit the Individual’s right to receive an award for information provided to any governmental agency.

b.
Right to Class- or Collective-Action Initiation or Participation. The Individual waives the right to initiate or participate in any class or collective action with respect to any Claim against the Company or the Released Parties, including without limitation any Claim arising from the formation, continuation, or termination of his employment relationship with any of the Released Parties.

10.
No Violations. The Individual represents and warrants that he has no knowledge that the Company or any of the Released Parties has committed or is suspected of committing any act which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind. The Individual further represents and warrants that he has not informed the Company or any of the other Released Parties of, and that he is unaware of, any alleged violations of the Company’s standards of business conduct or personnel policies, of the Company’s integrity or ethics policies, or other misconduct by the Company or any of the other Released Parties, that have not been resolved satisfactorily by the Company or the other Released Parties.

11.	Remedies; After-Acquired Evidence.

a.
Remedies. Notwithstanding any other provision in this Agreement, the Company’s obligation to provide the Severance Benefits to the Individual is subject to the condition that he complies with his obligations under this Agreement and the Continuing Obligations. The Company shall have the right to suspend or cease providing any part of the Severance Benefits, and the Individual shall be required to immediately repay to the Company the Severance Benefits previously received by him, if (i) a court of competent jurisdiction determines that the Individual has materially breached any such obligations or (ii) the Individual fails to timely sign, return, and not revoke the Ratification, but all other provisions of this Agreement shall remain in full force and effect.

Exhibit 10.1

b.
After-Acquired Evidence. Notwithstanding any provision of this Agreement, if the Company pays the Severance Benefits to the Individual but subsequently acquires evidence of a condition that existed prior to payment of the Severance Benefits that a court of competent jurisdiction determines would have given the Company the right to terminate his employment for Cause (as defined in the Employment Agreement) before such payment had the Company been fully aware of such condition, then the Individual shall be required to immediately repay to the Company the Severance Benefits previously received by him. The Company’s rights under this subparagraph shall expire if not exercised within three years of the Separation Date. The Company represents and warrants to the Individual that, as of the date the Company signs the Agreement, it does not have any knowledge or suspicion of any after-acquired evidence which would have given it the right to terminate the Individual’s employment for Cause (as defined in the Employment Agreement) following payment of the Severance Benefits to the Individual.

c.
The Individual’s Rights. Notwithstanding any provision of this Agreement, the Individual shall have the right to seek actual damages against the Company, including but not limited to all Severance Benefits under this Agreement, in a court of competent jurisdiction if he proves by a preponderance of the evidence to such court that he is entitled to such benefits due to a breach of the Agreement by the Company.

d.
Non-Exclusive Rights and Remedies. The Company’s rights and remedies under this paragraph shall be in addition to any other available rights and remedies should the Individual breach any applicable obligations, or should the Individual fail to timely sign, return, and not revoke the Ratification, or should after-acquired evidence of a Cause (as defined in the Employment Agreement) condition exist, as well as rights and remedies available under the Company’s clawback policies or procedures which may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement.

12.
Non-Use and Non-Disclosure of Confidential Information. The Individual shall fully comply with his confidentiality and non-disclosure duties included within the Continuing Obligations and shall treat this Agreement as Confidential Information (as defined in the Employment Agreement) for purposes of the protections under the Employment Agreement.

13.
Insider-Trading Obligations. The Individual acknowledges and agrees that he shall remain subject to the insider-trading policies and procedures of the Company and its affiliates through the Separation Date and, as such, may not during such period trade in their securities in accordance therewith until any material, nonpublic information he possesses has become public or is no longer material. The Individual further acknowledges and agrees that he shall remain subject to all federal and state securities laws applicable to the trading of securities of the Company or its affiliates while possessing knowledge of material non-public information regarding the Company and its affiliates.

14.	Nonadmission of Liability or Wrongdoing. The parties to this Agreement acknowledge that (a) this Agreement shall not in any manner constitute an admission of liability or wrongdoing

Exhibit 10.1

on the part of any party to this Agreement; (b) the parties to this Agreement expressly deny any such liability or wrongdoing; and, (c) except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by the parties hereto.

15.
Jury Trial Waiver; Arbitration; Legal Fees and Expenses. THE INDIVIDUAL HEREBY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT.

16.	Authority to Execute. The Individual represents and warrants that he has the authority to execute this Agreement on behalf of all the Releasing Parties.

17.
Governing Law; Venue; Severability; Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by the laws of the State of Texas, without regard to any conflict-of-laws principles. Exclusive venue for any claim between the parties or their affiliates arising out of or related to this Agreement is in any state or federal court of competent jurisdiction that regularly conducts proceedings in Tarrant County, Texas. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court. The provisions of this Agreement shall be severable. If any one or more provisions of this Agreement may be determined by a court of competent jurisdiction to be illegal or otherwise unenforceable, in whole or in part, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, such a determination shall not affect the validity or enforceability of such other remaining provisions, and in all other respects the remaining provisions of this Agreement shall be binding and enforceable and remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written by a court of competent jurisdiction but may be made to be enforceable by limitation, then such provision shall be enforceable to the maximum limit permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

18.
Attorneys’ Fees and Expenses. If either party pursues any Claim against the other party for breach or enforcement of this Agreement, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover from the non-prevailing party its or his reasonable and necessary attorneys’ fees and costs incurred in prevailing on the Claim.

19.
Assignment. The Individual’s obligations, rights, and benefits under this Agreement are personal to him and shall not be assigned to any person or entity without written permission from the Company. The Company may assign this Agreement without the Individual’s further consent to any affiliate or to any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company. This Agreement shall be

Exhibit 10.1

binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

20.
Expiration Date. The Company’s offer of this Agreement shall expire after a period of 21 days after the date the Individual first received this Agreement for consideration (the “Expiration Date”). Changes to this Agreement, whether material or immaterial, do not restart the running of the consideration period. The Individual may accept the offer at any time before the Expiration Date by signing this Agreement in the space provided below and returning it to the Chairman of the Board’s Nominating and Corporate Governance Committee so that the signed Agreement is received no later than the close of business on the Expiration Date.

21.
Limited Revocation Right; Effect of Revocation. After signing this Agreement, the Individual shall have a period of seven days to reconsider and revoke his acceptance of this Agreement if he wishes (the “Revocation Period”). If the Individual chooses to revoke his acceptance of this Agreement, he must do so by providing written notice to the Board before the eighth day after signing this Agreement, in which case this Agreement shall not become effective or enforceable and the Individual shall not receive the Severance Benefits.

22.
Effective Date. This Agreement shall become effective and enforceable upon the expiration of seven days after the Individual signs it (the “Effective Date”), provided that he signs the Agreement on or before the Expiration Date and does not revoke his acceptance of the Agreement during the Revocation Period.

23.
Knowing and Voluntary Agreement. The Individual acknowledges that (a) he has been advised by this paragraph of his right to consult with an attorney of his choice before signing this Agreement; (b) he has had a reasonable period in which to consider whether to sign this Agreement; (c) he fully understands the meaning and effect of signing this Agreement; and (d) his signing of this Agreement is knowing and voluntary.

24.
Independent Consideration; Common-Law Duties. Whether or not expressly stated in this Agreement, all obligations and undertakings the Individual makes and assumes in this Agreement in consideration of the mutual promises and undertakings in this Agreement and the Severance Benefits. In addition, the Individual acknowledges and agrees that neither the Company nor any of the other Released Parties has any legal obligation to provide the Severance Benefits to him outside of this Agreement or the Employment Agreement.

25.
Entire Agreement. This Agreement, as amended by the Ratification to be executed and delivered by the Individual in accordance with this Agreement, the Employment Agreement, the Plan, and the Award Agreements contain and represent the entire agreements of the parties with respect to their subject matters, and supersede all prior agreements and understandings, written and oral, between the parties with respect to its subject matters. Notwithstanding the preceding sentence, nothing in this Agreement shall be interpreted or construed as relieving the Individual of complying with the Continuing Obligations. The Individual agrees that neither the Company nor any of the other Released Parties has made any promise or representation to him concerning this Agreement not expressed in this

Exhibit 10.1

Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or any of the other Released Parties outside of this Agreement but is instead relying solely on his own judgment and his attorney (if any).

26.
Modification; Waiver. No provision of this Agreement shall be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Individual and a duly authorized representative of the Company.

27.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

28.
Internal Revenue Code Section 409A. Except as specified below, the payments and benefits provided under this Agreement are intended to satisfy the requirements of Section 409A and this Agreement shall be interpreted and administered in a manner consistent with that intent. In the event the Separation Date occurs after December 31, 2019, the parties agree that there is at least a reasonable basis that the payments and benefits provided hereunder satisfy the requirements of Section 409A and that any tax reporting will be made in a consistent manner. In the event the Separation Date occurs prior to January 1, 2020, the aggregate amount of the Severance Benefits paid pursuant to paragraph 5 of this Agreement and the 2019 Performance Bonus paid pursuant to paragraph 4 of this Agreement (such aggregate amount referred to herein as the “409A Income Amount”) shall be reported to the Individual on IRS Form W-2 in box 1 and in box 12 using Code Z. In such event, the Company shall pay the Individual an additional amount (the “409A Gross-Up Payment”) such that the net amount the Individual retains after paying (i) the tax imposed with respect to the 409A Income Amount under Section 409A(a)(1)(B) and any interest or penalties with respect to such tax (such taxes, together with any such interest and penalties, are collectively referred to as the “Section 409A Tax”) and (ii) any federal, state or local income or FICA taxes on such Gross-Up Payment shall be equal to the amount the Individual would have received if the Section 409A Tax were not applicable to the 409A Income Amount. By way of example, if the 409A Income Amount is $1,962,600, the Section 409A Tax is $392,520, and the Individual’s total marginal tax rate is 39.35%, then the 409A Gross-Up Payment would be $647,188.79 ($647,188.79 x (1-.03935) = $392,520). The 409A Gross-Up Payment shall be paid by the Company to the Individual within 30 days after the Individual pays the Section 409A Tax. All determinations of the Section 409A Tax and Gross-Up Payment, if any, will be made by tax counsel or other tax advisers acceptable to the both the Individual and the Company. For purposes of determining the amount of the Gross-Up Payment, if any, the Individual will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the 409A Income Amounts are paid or reported (whichever is earlier) and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Individual’s residence on the date the 409A Income Amounts are paid or reported (whichever is earlier). If any Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to be owed by the Individual with respect to any payments or benefits hereunder (reduced by any amount taken into account hereunder

Exhibit 10.1

in calculating any prior 409A Gross-Up Payment), the Company must make a 409A Gross-Up Payment with respect to such amount (plus any interest, penalties or additions payable by the Individual with respect to such amount) within 30 days after the Individual pays the Section 409A Tax. The Company and the Individual must each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total 409A Income Amounts.

29.	Third-Party Beneficiaries. The Released Parties besides the Company are intended to be third-party beneficiaries of this Agreement and therefore may enforce this Agreement.

30.
Press Release. Before issuing any press release or public announcement regarding the termination of the Individual’s employment with the Company, the Company shall consult with the Individual in good faith and allow him a reasonable opportunity to comment on the content of any such press release or announcement. Any such press release or public announcement shall, among other things, state that the Individual is resigning from the Company to seek other business opportunities or similar words to that affect.

[Signature Page Follows]

Exhibit 10.1

AGREED as of the dates signed below:

BASIC ENERGY SERVICES, INC. By: /s/ David Schorlemer Name: David Schorlemer Title: Chief Financial Officer and Senior Vice President Date Signed: September 13, 2019	THOMAS MONROE PATTERSON By: /s/ Thomas Monroe Patterson Thomas Monroe Patterson Date Signed: September 13, 2019

Exhibit 10.1

EXHIBIT A
RENEWAL AND RATIFICATION OF RELEASE

IMPORTANT NOTICE: The Individual should not sign this Ratification before his Separation Date and should instead sign it between the Separation Date and seven days thereafter. Upon signing, the Individual agrees to immediately return a signed copy of this Ratification to the Chairman of the Board’s Nominating and Corporate Governance Committee.

1.    The Individual previously executed a Separation and Release Agreement with the Company (the “Separation Agreement”) which is incorporated here by reference. Capitalized terms not defined in this Ratification shall have the same definitions as assigned in the Separation Agreement.

2.    Paragraph 7 of the Separation Agreement contains a Full and Final Release. In exchange for, and as a condition precedent to payment of, the Severance Benefits to the Individual under paragraph 5 of the Separation Agreement and the other promises and undertakings of the Company in the Separation Agreement, the Individual hereby (a) agrees that subparagraph 7(c) of the Separation Agreement is hereby modified and amended to read in its entirety as follows: “waive or release any right or Claim under the ADEA or otherwise that may arise after the date this Ratification is signed and delivered by the Individual”; and (b) renews and ratifies his acceptance of the Full and Final Release under paragraph 7 of the Separation Agreement as so modified and amended. The Individual acknowledges that he is advised by this paragraph of his right to consult with an attorney of his choice before signing this Ratification.
3.    This Ratification shall become effective and enforceable upon the eighth (8th) day after the Individual signs and returns it to the Chairman of the Board’s Nominating and Corporate Governance Committee (the “Effective Date”). At any time before the Effective Date, the Individual may revoke his acceptance of this Ratification by notifying the Chairman of the Board’s Nominating and Corporate Governance Committee of his revocation in writing.
4.    If the Individual does not sign this Ratification between the Separation Date and seven days thereafter, or if he timely revokes his acceptance of this Ratification, he shall not be entitled to receive any part of the Severance Benefits. If the Individual signs and does not timely revoke his acceptance of this Ratification, the Severance Benefits shall be provided to him in accordance with the Separation Agreement’s terms.

5.    The Individual fully understands the meaning and effect of his action in signing this Ratification, and his signing of this Ratification is knowing and voluntary.

6.    This Ratification does not waive any rights or claims under the Age Discrimination in Employment Act that may arise after the date it is signed by the Individual.

AGREED on the date shown below:

Thomas Monroe Patterson

Date Signed